Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS STRONG FOURTH QUARTER

AND FISCAL 2006 FINANCIAL RESULTS

KOKOMO, IN, December 5, 2006 – Haynes International, Inc. (HYNI.PK) today reported net revenues of $114.1 million for the three months ended September 30, 2006 and net income of $10.3 million, or $1.00 per diluted share, compared to net revenues of $93.1 million and net income of $1.8 million, or $0.18 per diluted share, for the same period of fiscal 2005. Revenues for the full fiscal year ended September 30, 2006 were $434.4 million and net income was $35.5 million, or $3.46 per diluted share, compared to net revenues of $325.0 million and a net loss of $(4.1) million, or $(0.41) per diluted share, for fiscal 2005.

“We are very pleased with the operating results from the fourth quarter of fiscal 2006 and for the full fiscal year,” said Francis Petro, Haynes’ President and Chief Executive Officer.  “Improving market demand, combined with higher raw material prices, resulted in higher average selling prices.  These higher average selling prices combined with higher volumes, which resulted in record revenues for the Company. In addition, we continued to make significant progress in the fourth quarter on the upgrades of mill equipment integral to increasing efficiency.  Our increased efficiency should position us well to capitalize on the improving markets that we serve.”

Fiscal Year Results

Net Revenues.  Net revenues increased by $109.4 million, or 33.7%, to $434.4 million in fiscal 2006 from $325.0 million in fiscal 2005.  Volume increased by 3.4% to 21.6 million pounds in fiscal 2006 from 20.9 million pounds in fiscal 2005. Volume of high-performance alloys increased by 12.9% to 18.4 million pounds in fiscal 2006 as compared to 16.3 million pounds in fiscal 2005. Volume of stainless steel wire decreased by 31.9% to 3.2 million pounds in fiscal 2006 as compared to 4.7 million pounds in fiscal 2005 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire due to higher margins obtained from high-performance alloy wire. The average selling price per pound increased by 29.2% to $20.07 per pound in fiscal 2006 from $15.53 per pound in fiscal 2005 due primarily to improved market demand and passing through higher raw material prices.

Cost of Sales.  Cost of sales as a percentage of net revenues decreased to 74.9% in fiscal 2006 from 88.8% in fiscal 2005.  This decrease can be attributed to a combination of the following factors: (i) a $25.4 million decrease of non-cash amortization of fresh start fair value adjustment to $4.8 million in fiscal year 2006 from $30.2 million fiscal year 2005, (ii) improved product pricing, (iii) overall improvement in volume, resulting in the increased absorption of fixed manufacturing costs, and (iv) reductions in manufacturing cost gained from the capital improvements program. These positive factors were partially offset by higher raw material and energy costs. The cost of nickel, which comprises 51% of the Company’s raw material cost, increased significantly on a year-to-year basis as represented by the average price per pound for the 30-day cash buyer on the London Metals Exchange (L.M.E.).  At September 30, 2006 the average price per pound for the 30-day cash buyer was $13.67 compared to $6.45 at September 30, 2005.  In addition, the Company’s energy costs increased by $5.1 million in fiscal 2006 compared to fiscal 2005, primarily due to rising natural gas prices and higher usage.

Selling, General and Administrative Expense.  Selling, general and administrative expense increased by $7.3 million to approximately $40.3 million in fiscal 2006 from $33.0 million in fiscal 2005. In fiscal 2005, gross selling, general and administrative expense was reduced by a one-time gain of $2.1 million recognized from the sale of land and buildings at the Openshaw, England facility. The remaining $5.2 million increase in selling, general and administrative expense was due to a combination of the following factors: (i) increased cost of $3.0 million from growth in foreign operations and higher overall business activity, (ii) an increase of $1.5 million from higher employee compensation cost for stock options, (iii) an increase of $1.0 million for payments made under the management incentive plan, and (iv) an increase of $1.1 million related to the Company’s evaluation of strategic alternatives.  These increases were partially offset by a decrease from fiscal 2005 of $0.6 million of consulting costs related to compliance with the provisions of the Sarbanes-Oxley Act of 2002 and a decrease of $0.8 million for the preparation and filing of the Company’s Registration Statement on Form S-1. Selling, general and administrative expense as a percentage of net revenues decreased to 9.3% in fiscal 2006 compared to 10.1% for fiscal 2005 due primarily to the increased level of net revenues.

Research and Technical Expense.  Research and technical expense remained relatively flat at $2.7 million, or 0.6% of net revenues, in fiscal 2006 compared to $2.6 million, or 0.8% of net revenues, in fiscal 2005.

Restructuring and Other Charges.  During fiscal 2005, the Company incurred $0.6 million of professional fees in connection with the completion of the U.S. operations’ filing for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code.  There was no corresponding expense for fiscal 2006.

Operating Income.  As a result of the above factors, operating income in fiscal 2006 was $65.9 million compared to $0.1 million in fiscal 2005.

Interest Expense.  Interest expense increased by $1.7 million to $8.1 million in fiscal 2006 from $6.4 million for fiscal 2005. The increase is due to higher aggregate borrowings on the Company’s revolving credit facility and higher interest rates partially offset by interest capitalized on long-term capital projects.

Income Taxes.  Income taxes increased to an expense of $22.3 million in fiscal 2006 from a benefit of $2.1 million in fiscal 2005. The effective tax rate for fiscal 2006 was 38.6% compared to a tax benefit of 33.8% in fiscal 2005. The increase in effective tax rate is primarily attributable to more taxable income in the U.S. at a higher tax rate as compared to foreign taxable income at the lower tax rate.

Net Income.  As a result of the above factors, net income increased by $39.6 million to $35.5 million in fiscal 2006 compared to net loss of $(4.1) million in fiscal 2005.

Liquidity

Comparative Cash Flow Analysis

At September 30, 2006, the Company had cash and cash equivalents of approximately $6.2 million compared to cash and cash equivalents of approximately $2.9 million at September 30, 2005, and had access to additional cash of approximately $29.5 million under both its U.S. and U.K. revolving credit facilities ($21.3 million in the U.S. and $8.2 million in the U.K.) (subject to borrowing base and certain reserves).

Net cash provided in operating activities was $0.3 million in fiscal 2006, as compared to cash used of $4.8 million in fiscal 2005.  At September 30, 2006, inventory balances were approximately $30.1 million higher than fiscal 2005 year end balances, as a result of the continued increase in the costs of the raw materials (nickel, molybdenum and cobalt), and a higher level of inventory required to be maintained to support the increased level of sales.  The increased level of sales also resulted in increased accounts receivable of $18.1 million at September 30, 2006 compared to September 30, 2005.  Net cash used in investing activities was $10.6 million in 2006, primarily as a result of the Company’s continuing capital expenditure program.  Net cash used in operating and investing activities in fiscal 2006 was funded by cash from financing activities, primarily borrowings of $12.4 million on the Company’s revolving credit facility.

Future Sources and Uses of Liquidity

The Company’s sources of cash in fiscal 2007 are expected to consist primarily of cash generated from operations, cash on hand, borrowings under both its revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central) and the U.K. revolving credit facility, and the after-tax proceeds, net of expenses, of the $50.0 million up-front payment received in connection with the conversion agreement entered into with TIMET in the first quarter of fiscal 2007.  The Wachovia revolving credit facility and the U.K. revolving credit facility combine to provide borrowings in a maximum amount of $145.0 million, subject to a borrowing base formula and certain reserves.

The Company’s primary uses of cash over the next twelve months will consist of expenditures related to: (i) increasing levels of working capital due to increased levels of operations and rising raw material cost; (ii) capital spending to improve reliability and performance of the equipment; (iii) reduction of debt; (iv) pension plan funding; (v) income tax payments, including obligations associated with the TIMET conversion agreement; and (vi) interest payments on outstanding indebtedness.  Planned fiscal 2007 capital spending is targeted at approximately $10.0 million.  The main projects for fiscal 2007 include the completion of the projects already started related to the electroslag remelt equipment, rolling mills and the upgrade of the annealing equipment at the Kokomo, Indiana facility.  Management believes that the completion of these capital projects and the related improvement in the reliability and performance of the equipment will have a positive effect on the Company’s profitability and working capital management.  Planned downtime is scheduled for fiscal 2007 to implement these capital improvements.  The Company is also evaluating the desirability of possible additional capital expansion projects to capitalize on current market opportunities.  Additionally, acceleration of future capital spending beyond what is currently planned may occur in order to accelerate the realization of the benefits such as improved working capital management, reduced manufacturing cost and increased capacity.  Also, consideration will be given to potential acquisitions similar to the Branford Acquisition which complement our product line, reduce production costs and increase capacity.

Outlook

The Company’s consolidated backlog increased by $18.5 million, or 9.8%, to $206.9 million at September 30, 2006 from $188.4 million at September 30, 2005.  Order entry increased by $28.8 million, or 7.1%, for fiscal 2006, as compared to fiscal 2005. Commenting on the outlook for fiscal 2007 and forward, Mr. Petro said, “We expect the demand for high-performance alloy products to be positively driven by the continuation of favorable trends in the aerospace markets, chemical processing construction and maintenance business and the energy construction business.  These favorable market trends reflect the anticipated growth in the emergent economies of Asia.

“In addition to the favorable demand outlook, we anticipate that our capital upgrade program will both increase our capacity to satisfy expected market growth, as well as reduce the manufacturing costs associated with these products.  We believe these capital upgrades will reduce the likelihood of unplanned equipment outages and increase our production capacity.  In view of the favorable demand outlook and the timing of the capital program, we believe that Haynes is well situated to generate positive returns for its shareholders.  Also, as part of the process to enhance shareholder value and as noted in the press release of November 20, 2006, we are focusing our attention on other aspects of our plans to enhance shareholder value, including a review of our existing capital structure and pursuit of a full listing of our common stock on the Nasdaq Stock Market.”

Earnings Conference Call

The Company will host a conference call on Wednesday, December 6, 2006, to discuss its results for the fiscal year ended September 30, 2006.  Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Wednesday, December 6, 2006	Dial-In Numbers:	877-407-9205 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8054 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Wednesday, December 6th at 11:00 a.m. ET, through 11:59 p.m. ET on Wednesday, December 13th, 2006. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account: 286	Conference: 222233

A replay of the Webcast will also be available at www.haynesintl.com until January 2, 2007.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above.  When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements.  Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved.  Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its registration statement on Form S-1, Registration No. 333-124977.  You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•                  general economic and competitive conditions in the markets in which the Company operates;

•                  the cyclical nature of the metals business;

•                  fluctuations in the cost of the Company’s primary raw materials;

•                  the Company’s ability to raise selling prices in order to recover increases in raw material costs;

•                  the Company’s ability to continually successfully develop proprietary products; and

•                  unanticipated plant outages, equipment failures or labor difficulties.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Year Ended September 30, 2005	Year Ended September 30, 2006
		(unaudited)

Net revenues	$324,989	$434,405
Cost of sales	288,669	325,573
Selling, general and administrative	32,963	40,296
Research and technical	2,621	2,659
Restructuring and other charges(1)	628	—
Operating income	108	65,877
Interest expense	6,385	8,121
Interest income	(32)	(97)
Income (loss) before income taxes	(6,245)	57,853
Provision for (benefit from) income taxes	(2,111)	22,313
Net income (loss)	$(4,134)	$35,540

Net income (loss) per share:
Basic	$(0.41)	$3.55
Diluted	$(0.41)	$3.46
Weighted average shares outstanding:
Basic	10,000,000	10,000,000
Diluted	10,000,000	10,270,642

 (1)  Consist primarily of professional fees and credit facility fees related to our restructuring and refinancing activities.

Schedule 2

Impact of Fresh Start Reporting on Cost of Sales

Upon implementation of the plan of reorganization, fresh start reporting was adopted by the Company in accordance with SOP-90-7. Under fresh start reporting, the reorganization value is allocated to the Company’s net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Standards No. 141, Business Combinations (“SFAS No. 141”).

The Company’s operating income was reduced by the recognition of the fair market value adjustments to the Company’s assets required by the adoption of fresh start reporting. Cost of sales included $30.2 million and $4.8 million of these costs for the years ended September 30, 2005 and 2006, respectively.

The fair market value adjustments to the historical basis of assets are being recognized as follows (dollars in thousands):

	Fair Value Adjustment	Recognition Period		Expense Recognized from October 1, 2004 to September 30, 2005(3)	Expense Recognized from October 1, 2005 to September 30, 2006(3)
Goodwill	$43,055	N/A	(1)	$—	$—
Inventory	30,497	6 months	(2)	25,414	—
Machinery and equipment	41,628	14 years		2,974	3,124
Buildings	(859)	12 years		(72)	(72)
Land	41	N/A		—	—
Trademarks	3,800	N/A	(1)	—	—
Patents	8,667	2 to 14 years		1,886	1,750
				$30,202	$4,802

(1)           Under applicable accounting rules, goodwill and trademarks are not amortized but are assessed to determine impairment at least annually.

(2)           Estimated length of time for one complete inventory turn.

(3)           Non-cash expenses for inventory, machinery and equipment, buildings and patents are reflected in cost of goods sold.

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2005	September 30, 2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,886	$6,182
Restricted cash – current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,514 and $1,751, respectively	58,730	77,962
Inventories, net	147,860	179,712
Deferred income taxes	7,298	10,759
Total current assets	216,884	274,725
Property, plant and equipment, net	85,125	88,921
Deferred income taxes – long term portion	27,665	27,368
Prepayments and deferred charges, net	2,457	2,719
Restricted cash – long term portion	550	440
Goodwill	43,055	42,265
Other intangible assets	11,386	9,422
Total assets	$387,122	$445,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,495	$45,487
Income taxes payable	399	2,294
Accrued pension and postretirement benefits	5,527	8,134
Revolving credit facilities	104,468	116,836
Current maturities of long term obligations	1,501	110
Total current liabilities	157,390	172,861
Long-term obligations (less current portion)	414	3,097
Accrued pension and postretirement benefits	117,449	118,354
Total liabilities	275,253	294,312
Stockholders’ equity:
Common stock, $0.001 par value (20,000,000 shares authorized, 10,000,000 shares issued and outstanding)	10	10
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	120,972	122,937
Accumulated earnings (deficit)	(7,780)	27,760
Accumulated other comprehensive income (loss)	(512)	841
Deferred stock compensation	(821)	—
Total stockholders’ equity	111,869	151,548
Total liabilities and stockholders’ equity	$387,122	$445,860

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended September 30, 2005	Year Ended September 30, 2006
		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(4,134)	$35,540
Depreciation	6,131	6,926
Amortization	1,895	1,964
Stock compensation expense	1,302	2,786
Deferred income taxes	(5,655)	(2,644)
Loss (gain) on disposition of property	(1,937)	140
Change in assets and liabilities (net of effects of acquisition):
Accounts receivable	(2,211)	(18,125)
Inventories	(14,244)	(30,122)
Other assets and reorganization items	(374)	(216)
Accounts payable and accrued expenses	10,364	(925)
Income taxes payable	1,124	1,901
Accrued pension and postretirement benefits	2,957	3,043
Net cash provided (used) in operating activities	(4,782)	268
Cash flows from investing activities:
Additions to property, plant and equipment	(9,029)	(10,668)
Proceeds from sale of property, plant and equipment	2,326	—
Acquisition of The Branford Wire and Manufacturing Company, net of cash acquired	(8,300)	—
Change in restricted cash	337	110
Net cash used in investing activities	(14,666)	(10,558)
Cash flows from financing activities:
Net increase in revolving credit	21,986	12,368
Changes in long-term obligations	(1,596)	1,009
Payment of debt issuance cost	(465)	—
Net cash provided by financing activities	19,925	13,377

Effect of exchange rates on cash	(68)	209
Increase (decrease) in cash and cash equivalents	409	3,296
Cash and cash equivalents:
Beginning of period	2,477	2,886
End of period	$2,886	$6,182
Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest (net of capitalized interest)	$6,377	$7,992
Income Taxes	$2,681	$23,148

Supplemental disclosures of non-cash activities:

During 2006, goodwill decreased and deferred income tax asset increased by $790 due to the finalization of pre-emergence tax returns which affected net operating loss carryforwards.

During 2006, a $310 minimum pension liability was recorded in accumulated other comprehensive income.

Schedule 5

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2006 and the 2005 are as follows:

	2006
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$94,407	$110,981	$114,932	$114,085
Gross margin	17,312	28,593	33,234	29,693
Net income	3,333	9,959	11,975	10,273
Net income per share:
Basic	$0.33	$1.00	$1.20	$1.03
Diluted	$0.33	$0.97	$1.16	$1.00

	2005
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$66,043	$86,196	$79,638	$93,112
Gross margin (loss)	(2,577)	7,683	16,938	14,276
Net income (loss)	(8,584)	(2,931)	5,555	1,826
Net income (loss) per share:
Basic	$(0.86)	$(0.29)	$0.56	$0.18
Diluted	$(0.86)	$(0.29)	$0.55	$0.18